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                                                                  EXHIBIT 10.6


                         EXECUTIVE EMPLOYMENT AGREEMENT

         AGREEMENT, dated as of the 13th day of February, 2001, by and between THE LANGER BIOMECHANICS GROUP, INC., a New York corporation with offices at 450 Commack Road, Deer Park, NY 11729 ("LANGER"), and ANDREW H. MEYERS, residing at 31 The Birches, Roslyn Estates, NY 11576 (the
"EXECUTIVE").

         WHEREAS, Langer is desirous of employing the Executive as the President and Chief Executive Officer of Langer, and the Executive is desirous of serving Langer in such capacities, all upon the terms and subject to the conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

         1.       EMPLOYMENT.

         Langer agrees to employ the Executive, and the Executive agrees to be employed by Langer, upon the terms and subject to the conditions of this Agreement.

         2.       TERM.

         The term of the Executive's employment under this Agreement shall commence on the date hereof and shall continue through December 31 2003 (the "INITIAL TERM"), unless earlier terminated as hereinafter provided. The Executive's employment shall continue after the Initial Term on a year-to-year basis (each, an "ADDITIONAL TERM" and, together with the Initial Term, the "TERM") unless either the Executive or Langer gives written notice to the other not later than ninety (90) days prior to the expiration of the Initial Term or any such Additional Term, as the case may be, of the decision not to extend the Executive's employment.

         3.       DUTIES; EFFORTS.

                  (a) The Executive shall serve as President and Chief Executive Officer of Langer. Subject to the general policy directions of the Board of Directors of Langer (the "BOARD") and Langer's Certificate of Incorporation and By-Laws, the Executive shall have complete supervision and control over, and sole executive responsibility for, the business operations of Langer. The Executive shall have such other duties as customarily performed by the President and Chief Executive Officer and also have such other powers and duties as may be, from time to time, prescribed by the Board, provided that the nature of the Executive's powers and duties so prescribed shall not be inconsistent with the Executive's position and duties hereunder.

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         The Executive shall report directly and exclusively to the Board, and no other executive officer shall be appointed with authority over the business operations of Langer or with authority otherwise superior to that of the Executive. During the Term, at each annual meeting of shareholders (or at any special meeting of shareholders at which directors are to be elected), Langer shall nominate the Executive to serve on the Board and shall use its best efforts to ensure that the Executive is elected a director of Langer.

                  (b) The Executive shall devote all of his business time, attention and energies to the business and affairs of Langer and its affiliated corporations and shall use his best efforts to advance the best interests of Langer; provided, however, that, it shall not be a violation of this Agreement for the Executive to (i) serve on professional, industry, civic or charitable boards, committees or organizations, (ii) manage passive personal investments, (iii) serve on the board of directors of corporations not in competition with Langer, (iv) engage in teaching, writing, lecturing and other educational activities, (v) maintain professional appointments and affiliations with hospitals and similar organizations and (vi) attend educational seminars and executive courses and programs as referred to in
Section 4(h) below, so long as any such activities do not interfere with the performance of the Executive's responsibilities as an employee of Langer in accordance with this Agreement.

                  (c) The Executive's principal office location will be at Langer's executive office at 450 Commack Road, Deer Park, NY.

         4.       COMPENSATION AND BENEFITS.

                  (a) BASE SALARY. Langer shall pay to the Executive an annual base salary (the "BASE SALARY") of not less than $175,000, payable in accordance with Langer's payroll practices for its executive employees. The Board will review the Base Salary and other compensation received by the Executive not less than annually during the Term with a view to increasing them based upon the Executive's performance, the performance of Langer, inflation, then prevailing industry salary scales and other relevant factors. The Base Salary provided hereunder, as increased by the Board from time to time, shall not be reduced below $175,000 without the Executive's consent.

                  (b) (i) ANNUAL BONUS. The Executive shall be eligible to receive, with respect to each calendar year, a performance-based cash bonus (the "BONUS "), in addition to and separate from the Executive's Base Salary. The first such bonus shall be based on the calendar year commencing January 1, 2001.On or before March 1 of each year, the Executive shall prepare and submit to the Compensation Committee for approval a Bonus Plan for executive employees which (A) shall establish performance targets for the year and an objective method of calculating bonuses for each covered executive (hereafter referred to as an executive's "BONUS OPPORTUNITY"); and (B) will permit the Compensation Committee to award additional amounts in



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its discretion, including amounts based upon revenues and/or profits achieved or anticipated due to acquisitions.

                  (c) STOCK OPTIONS. In addition to the Executive's Base Salary and Bonus, upon the execution of this Agreement, Langer shall grant to the Executive options to purchase 175,000 shares of its common stock under Langer's 1992 Stock Option Plan (the "OPTION PLAN"), at an exercise price of $1.525 per share. The Options shall be issued pursuant to a stock option agreement attached hereto as EXHIBIT A. Of the foregoing, and subject to acceleration or termination under certain circumstances as further provided below or in the Option Agreement, Options for 58,333 shares shall vest on each of December 31, 2001 and December 31, 2002 and Options for 58,334 shares shall vest on December 31, 2003.

                  (d) OUT-OF-POCKET EXPENSES. Langer shall promptly pay to the Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Executive, shall promptly reimburse him for such payment, provided that the Executive properly accounts therefore in accordance with Langer's policy. Langer shall make available to the Executive a company credit card in the Executive's name for such purpose. The Compensation Committee may, in consultation with the Executive, develop reasonable guidelines with respect to the Executive's expenses consistent with his status and with a view to a reasonable relationship between such expenses and the best interests of the Company, to which guidelines the Executive will, in good faith, adhere, and from which the Executive will not willfully and materially depart without prior written approval.

                  (e) PARTICIPATION IN BENEFIT PLANS. The Executive, subject to eligibility requirements applied generally, shall be entitled to participate in or receive benefits under any pension plan, health and accident plan or any other employee benefit plan or arrangement made available now or in the future by Langer to its employees and senior executives including, without limitation, 401(k) plans, medical, dental, life and disability plans of Langer. Nothing herein shall be deemed to require the Company to establish or retain any such plans.

                  (f) KEY MAN LIFE INSURANCE. Langer shall have the right to purchase $5,000,000 of key-man life insurance on the Executive's life, at Langer's sole expense. In addition, Langer agrees to purchase an additional $1,000,000 of life insurance payable to a beneficiary designated by the Executive for so long as the Executive is employed by Langer. The Executive shall (a) cooperate fully with Langer in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and (c) take any reasonably required medical examinations. The Executive does not represent that he is insurable but he has no reason to believe he is not insurable. Langer agrees to assign the $1,000,000 policy to the Executive or his designated beneficiary if his employment is terminated for any reason, net of any cash value. Such policy may be structured as "split-dollar" insurance or written in such other form such that any cash value therein is retained by Langer upon such assignment.


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                  (g) VACATION. The Executive shall be entitled to five (5)
weeks of paid in each calendar year (pro rated for the number of days in any such year during which he is so employed) and to all paid holidays given by Langer to its employees. No more than two consecutive weeks of vacation shall be taken at any one time without the approval of the Compensation Committee, and the Executive shall schedule vacations in a manner consistent with Langer's seasonal or other significant business requirements.

                  (h) EDUCATIONAL SEMINARS AND PROGRAMS. Upon approval by the Board (which approval shall not be unreasonably withheld), employee shall be entitled to attend and Langer shall pay and/or reimburse the Executive, in amounts not exceeding $20,000 per year, for executive educational seminars and/or executive MBA programs and courses appropriate for executives of Executive's level.

         5.       TERMINATION AND TERMINATION PAYMENTS.

         The Executive's employment hereunder shall terminate upon the Executive's death or the Executive's voluntarily leaving the employ of Langer (other than for "Good Reason" (as defined in Section 5(c)), and may be terminated as follows:

                  (a) FOR CAUSE. Langer shall have the right to terminate the Executive's employment for "Cause," and, subject to Langer's obligations under Section 6(c), without Cause. A termination for "CAUSE" is a termination evidenced by a resolution adopted by a vote of a majority of the members of the entire Board finding that the Executive has:

                           (i) breached, failed or refused to comply with any
of the material terms of this Agreement, for reasons other than Good Reason or Disability; or

                           (ii) refused or neglected to perform his material
duties under this Agreement, for reasons other than Good Reason or Disability; or

                           (iii) willfully or intentionally failed to carry
out, in any material respect, instructions of the Board which are not inconsistent with his position;

                           (iv) been convicted of any act of fraud, larceny,
misappropriation of funds or embezzlement or of a crime other than traffic or other misdemeanors; or

                           (v) been found personally (but not vicariously)
guilty (civilly or criminally) of acts constituting sexual harassment;

PROVIDED, however, that



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                  (A) the case of clauses (i), (ii) and (iii) above, the
Executive shall receive thirty (30) days' advance written notice that the Board intends to hold a meeting to consider the Executive's termination for Cause and specifying the actions constituting Cause, during which period he shall have the opportunity to cure the conduct constituting Cause;

                  (B) the Executive shall be given a reasonable opportunity at such meeting, accompanied by his counsel, to be heard by the Board on the issue prior to the Board's vote on the matter;

                  (C) any act, or failure to act, based upon authority given pursuant to a resolution of the Board or based upon the advice of counsel for Langer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Langer and shall not constitute Cause; and

                  (D) in the case of paragraphs (iv) and (v) above the Board may terminate the Executive immediately upon delivery of a notice of termination.

                  (b) UPON DEATH OR FOR DISABILITY. The Executive's employment with Langer shall immediately terminate upon his death without any further action. Langer shall have the right to terminate the Executive's employment immediately upon delivery of notice to the Executive as a result of the Executive's Disability. For purposes of this Agreement, a "DISABILITY" shall be deemed to have occurred

                           (i) if (A) the Executive has been unable due to
any physical or mental illness or injury substantially to perform his duties hereunder for at least 90 consecutive days (exclusive of any vacation permitted under Section 4(g) hereof) (B) the Board delivers a written notice to the Executive ("DISABILITY NOTICE") following such period stating that the Board intends to terminate the Executive by reason of Disability but no earlier than the 120th day following the onset of such Disability, and (C) the Executive in fact fails to resume his full-time employment with Langer on or before the 120th day following the onset of such Disability; or

                           (ii) if the Executive is unable, due to any
physical or mental illness or injury, substantially to perform his duties hereunder for more than 180 days in any 360 day period.

                  (c) BY THE EXECUTIVE FOR GOOD REASON. The Executive shall have the right to terminate his employment with Langer for "Good Reason." For purposes of this Agreement, "GOOD REASON" shall mean:

                           (i) Removal from, or failure to be reappointed,
elected or reelected to, his position as President and Chief Executive Officer or member of the Board or the failure of


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the Company to renew this Agreement at the end of the Term for at least one (1)
year (other than for Cause or by reason of the Executive's death or Disability); or

                           (ii) Material diminution in the Executive's title,
position, duties or responsibilities, or the assignment to the Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the positions specified in this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith; or

                           (iii) Reduction in the Executive's Base Salary or
Bonus Opportunity (as defined in Section 4(b)) or any failure by the Board to implement or pay any compensation arrangements (including stock options) contemplated by this Agreement; or

                           (iv) The breach, failure or refusal of Langer to
comply with any of its material obligations under this Agreement, in any case other than an isolated, insubstantial and inadvertent failure;

                           (v) Failure of Langer to comply with any material
regulatory requirement applicable to it including, without limitation, the rules and regulations of the Securities and Exchange Commission, which failure persists for 30 days following written objection by the Executive to the compliance status of Langer, unless such failure is caused by the Executive's acts or his failure to act by virtue of his position as a director and/or officer of Langer;

                           (vi) Relocation of the offices of Langer without
the consent of the Executive to a location other than a location which is (A) in Long Island but no more than fifty miles driving distance east from Executive's current residence; or (B) in New York City (other than Staten Island) or lower Westchester County.


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

                           (vii) the failure of Langer to renew this
Agreement for a period of at least one (1) year as of the expiration of the Term or any extended term hereof on substantially the same terms as are set forth in this Agreement; or

                           (viii) The occurrence of a Change of Control (as such
term is defined in Section 12(b) herein); PROVIDED, however, that a Change of Control shall be deemed Good Reason only if the Executive delivers to Langer a written notice of resignation (which notice shall not be required to state any reason) during the last 90 days of the 365 day period following the effective date of a Change of Control, which resignation may be effective no earlier than thirty (30) days following delivery thereof, provided that Good Reason shall not exist pursuant to any subsection of this Section (c) unless (A) the Executive shall have delivered to the Board not less than thirty (30) days notice of such failure (10 days in the case of a failure to make payment of Base Salary or a bonus due) that he intends to terminate his employment for Good Reason, which notice shall specify the reasons for termination, and the Board fails to remedy the circumstances giving rise to the Executive's notice within such 30 or 10 day period, as the case may be; or (B) the same failure shall occur within 90 days after a previous such failure for which Executive shall have furnished the notice set forth in clause "(A)" above.

         6.       PAYMENTS UPON TERMINATION.

                  (a) DEATH OR DISABILITY. In the event of the termination of the Executive's employment as a result of his death or Disability, Langer shall:

                           (i) pay to the Executive or his estate, as the case
may be, the Base Salary through the date of his death or Disability (pro rated for any partial month);

                           (ii) pay to the Executive or his estate, as the case
may be, any accrued and unpaid Bonus in accordance with Section 4(b);

                           (iii) treat the Options as set forth in the Stock
Option Agreement;

                           (iv) reimburse the Executive, or his estate, as
the case may be, for any expenses reimburseable pursuant to Section 4(d) (the amounts payable pursuant to the foregoing clauses (i), (ii) and this clause
(iv) being hereafter referred to as the "ACCRUED OBLIGATIONS");

                           (v) (A) in the case of Executive's death, (1) pay
to Executive's estate, or to the beneficiaries of the $1,000,000 life insurance policy referred to in Section 4(f), the entire amount of such proceeds; or (2) in the event such insurance is not in force or the proceeds thereof are less than his annual Base Salary then in effect, pay to Executive's estate the excess of such annual Base Salary over such proceeds, in twelve equal monthly payments; and (B) in the event of Executive's disability, pay to him or his representative an amount equal to his annual Base Salary then in effect in twelve equal monthly payments. In any of the foregoing cases,


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payment shall made or commence within 30 days after the delivery to Langer of reasonable evidence of the appointment of an executor, administrator or other representative legally authorized to receive such payments.

                           (vi) provide to the Executive and/or his family,
as the case may be, (A) for the first year after the Executive's death or Disability, continued coverage under all welfare benefit plans including medical, accident, life or other disability plans and programs in which the Executive and his family participated immediately prior to his death or Disability, and sharing in the cost of such benefit coverage in the same proportion as was in effect for the Executive immediately prior to his death or Disability and (B) after such one (1) year period, the Executive or his estate, as the case may be, shall be responsible for the full cost of the Executive's COBRA payments.

                  (b) By Langer for Cause or by the Executive Voluntarily (other than for Good Reason). In the event that the Executive's employment is terminated by Langer for Cause or by the Executive voluntarily (other than for Good Reason), Langer shall (i) pay to the Executive the Accrued Obligations and (ii) treat the Options as set forth in the Stock Option Agreement, and the Executive shall have no further entitlement to any other compensation or benefits from Langer, except as set forth herein. Without limitation of the foregoing, all vested and unvested options held by the Executive shall be cancelled and be of no force or effect. In addition, the Executive shall be deemed to have offered any shares of Common Stock purchased by him pursuant to the Stock Option Agreement to Langer at a price per share equal to the lower of the Exercise Price or the fair market value (as determined pursuant to Section 5 of the 1992 Stock Option Plan of Langer, as amended through November 30, 1999) of the Common Stock at the time of such termination. Langer shall have 30 days from the date of termination to deliver written notice to the Executive electing to purchase such shares.

                  (c) BY THE EXECUTIVE FOR GOOD REASON OR BY LANGER OTHER THAN FOR CAUSE OR THE EXECUTIVE'S DISABILITY. In the event that the Executive's employment is terminated by the Executive for Good Reason or by Langer other than for Cause or the Executive's Disability, then Langer shall:

                           (i) pay to the Executive the Accrued Obligations,
within fifteen (15) days after termination of his employment;

                           (ii) treat the Options as set forth in the Stock
Option Agreement;

                           (iii) pay to the Executive the sum of three
hundred thousand dollars ($300,000) over a period of one year in equal installments in accordance with Langer's payroll practices commencing within fifteen (15) days after termination of his employment; and



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                           (iv) pay to the Executive a lump sum an amount equal
to any accrued and unpaid Bonus in accordance with Section 4(b); and

                           (v) pay or reimburse the Executive for eighteen
(18) months after the Executive's termination, for continued coverage under all welfare benefit including medical, accident, life or other disability plans and programs in which the Executive participated immediately prior to his termination, (provided that the Executive will share the cost of such benefit coverage in the same proportion as was in effect for the Executive immediately prior to his termination).

                  (d) The Executive acknowledges that upon the termination of his employment pursuant to Sections 6(a), 6(b), 6(c) or 12, he shall not be entitled to any payments or benefits that are not explicitly provided herein.

                  (e) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Notwithstanding the foregoing, the Executive will use all commercially reasonable efforts to assist Langer and provide consultation during the one (1) year period following any termination of his employment.

         7.       COVENANT REGARDING INVENTIONS.

                  (a) The Executive shall disclose promptly to Langer any and all inventions, discoveries, improvements and patentable or copyrightable works developed, initiated, conceived or made by him, either alone or in conjunction with others, during the Term hereof, all of which shall be considered "work for hire," and he assigns and shall assign, without additional consideration, all of his right, title and interest therein to Langer or its nominee. Whenever requested to do so by Langer, the Executive shall execute any and all applications, assignments or other instruments that Langer shall deem necessary to apply for and obtain letters patent, trademarks or copyrights of the United States or any foreign country, or otherwise protect Langer's interest therein. These obligations shall continue beyond the conclusion of the Term with respect to inventions, discoveries, improvements or copyrightable works made by the Executive during the Term and shall be binding upon the Executive's assigns, executors, administrators and other legal representatives.

                  (b) Notwithstanding the foregoing, Langer shall not obtain by reason of this Agreement any rights in the patents, inventions or developments created by Executive prior to the date hereof and that are set forth on SCHEDULE A attached hereto.

         8.       PROTECTION OF CONFIDENTIAL INFORMATION.



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                  As an inducement to Langer to enter into and perform its
obligations under this Agreement, the Executive acknowledges that he has been and will be provided with information about, and his employment by Langer will, throughout the Term, bring him into close contact with, many confidential affairs of Langer, including proprietary information about the Business including, without limitation, costs, profits, finances, internal financial statements, projections, markets, sales, customers, advertisers, vendors, products, key personnel, pricing policies, operational methods, technical processes and methods, plans for future developments, software, data bases, computer programs, specifications, documentation, designs, trade secrets, technology, know-how, research and development, inventions, patents and copyrights (and any renewals, reissues, extensions, divisions, continuations and continuations in part thereof and registrations, applications, patents of addition and inventors certificates) and other information not available to the public (collectively "Confidential Information"), all of which are highly confidential and proprietary and all of which were developed by Langer at great effort and expense. The Executive further acknowledges that the services to be performed by him under this Agreement are of a special unique, unsusual, extraordinary and intellectual character and that the nature of the relationship of the Executive with Langer is such that the Executive is capable of competing with Langer. In recognition of the foregoing, the Executive covenants and agrees during the Term and thereafter he will:

                  (a) keep secret all Confidential Information of Langer's Business and not disclose them to anyone outside of Langer, either during or after the Term, except with Langer's prior written consent;

                  (b) not make use of any of such Confidential Information for his own purposes or the benefit of anyone other than Langer, provided that the confidential matters referred to in clauses (i) and (ii) of this
Section 8(a) shall not apply to information that (A) is required to be disclosed by law or by any government, regulatory or self-regulatory agency or body, except with respect to Confidential Information which the Executive is advised in writing by counsel to Langer is not required to be disclosed; or (B) is or becomes generally available to the public other than as a result of the Executive's breach of this Section 8(a), PROVIDED that Executive shall have given Langer prompt notice of any such order or subpoena so that Langer may contest any such production; and

                  (c) deliver promptly to Langer on termination of this Agreement, or at any time Langer may so request, all Confidential Information, including but not limited to memoranda, notes, records, computer software discs, reports and other confidential documents (and all copies thereof) relating to the Business, that he may then possess or have under his control, except that he may retain personal notes, notebooks, journals and diaries provided that such materials do not contain confidential information.



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         9.       RESTRICTION OF COMPETITION; INTERFERENCE; NON-SOLICITATION.

                  (a) As an inducement to Langer to enter into and perform its obligations under this Agreement, the Executive covenants and agrees that, during the period of his employment and for a period of one (1) year after the termination of his employment for any reason, neither the Executive nor his affiliates will, directly or indirectly, for their account or on behalf of any other Person (as defined in Section 9(b) below) or as an employer, employee, consultant, manager, agent, broker, contractor, stockholder, director or officer of a corporation, investor, owner, lender, partner, joint venturer, licensor, licensee, sales representative, distributor, or otherwise:

                           (i) Solicit or engage in any business that engages
in the business of Langer (each, a "COMPETITIVE BUSINESS").

                           (ii) Directly or indirectly for their own account
or the benefit of others solicit, hire or retain any employee of Langer or its affiliates or persuade or entice any employee of Langer or its affiliates to leave the employ of Langer or its affiliates.

                           (iii) Molest or interfere with the goodwill and
relationship with any of the customers or suppliers of Langer or its affiliates.

                           (iv) Persuade, accept, induce or solicit any of
the customers, subscribers or accounts of Langer or its affiliates, now existing or hereafter obtained, to engage anyone, other than Langer or its affiliates, to design, manufacture or market foot and gait-related biomechanical products for such customers, subscribers or accounts; or

                           (v) invest in, lend money or give financial
support to any Competitive Business.

                  (b) The provisions of Section 9(a) shall not be deemed to preclude the Executive from

                           (i) engagement by an entity some of the activities
of which are competitive with a Competitive Business if the Executive's engagement does not, directly or indirectly, relate to, and the Executive is segregated completely from, such Competitive Business; PROVIDED, however, that the Executive shall have advised such entity of the existence of this Agreement and shall have obtained a written acknowledgement from such entity that it is aware of the restrictions on Executive's employment with a Competitive Business and will segregate the Executive from any Competitive Business operated by the entity for the requisite period; and

                           (ii) nothing contained in this Section 9 shall be
deemed to prohibit the Executive from directly acquiring or holding, solely for investment, securities of any entity some


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of the activities of which constitute a Competitive Business so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such entity. For the purpose of this Agreement, "PERSON" shall mean any individual, entity or group within meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

                  (c) Notwithstanding the foregoing, if Langer shall fail to make any payment due to the Executive under Section 6(c), which failure shall continue for ten (10) days after delivery to Langer of written notice of non-payment, the restrictions set forth in subsection (a) above shall terminate.

         10.      SPECIFIC REMEDIES.

         It is understood by the Executive and Langer that the covenants contained in this Section 10 and Sections 7, 8 and 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, Langer would not have agreed to enter into this Agreement. If the Executive commits a material breach of any of the provisions of Sections 7, 8 or 9 hereof, which is not cured or rectified within the time periods set forth in Section 5(a) above, such breach shall be grounds for termination for Cause. In addition, the Executive acknowledges that Langer may have no adequate remedy at law if he violates any of the terms thereof. The Executive therefore understands and agrees that Langer shall have, without prejudice as to any other remedies, the right upon application to any court of proper jurisdiction and without posting of any bond or other security whatsoever, to a temporary restraining order, preliminary injunction, injunction, specific performance or other equitable relief, it being acknowledged and agreed that any such breach will cause irreparable injury to Langer and that money damages will not provide an adequate remedy to Langer.

         11.      ACKNOWLEDGEMENTS OF THE EXECUTIVE AND LANGER.

                  (a) The Executive represents that (i) he has the right to enter into this Agreement and this Agreement constitutes a valid and binding obligation enforceable in accordance with its terms (ii) his execution and delivery of this Agreement by him, and the performance of his obligations hereunder are not in violation of, and do not conflict with or constitute a default under any agreement by which he is bound or any order, decree or judgment to which he is subject; and (iii) the provisions of Section 7, 8 and 9 will not impose a hardship, financial or otherwise, on the Executive nor prevent him from being gainfully employed.

                  (b) Langer represents that (i) it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, (ii) the execution and delivery of this Agreement by Langer and the performance by Langer of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action, (iii) this Agreement is a legal, valid and binding obligation of Langer and (iv) the execution and delivery

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of this Agreement by Langer and the performance of its obligations hereunder are not in violation of, and do not conflict with or constitute a default under any agreement by which Langer is bound or any order, decree or judgment to which Langer is subject.

         12.      CHANGE OF CONTROL.

                  (a) If the Executive elects to terminate his employment pursuant to Section 6(c)(viii), Langer shall pay the Executive the amounts provided under Section 6(c) of this Agreement. Such amount shall be payable by Langer to the Executive as provided in Section 6(c). The Executive shall be responsible for payment of all income or excise taxes which may be imposed on the Executive as a result of the characterization of any such payments by the Internal Revenue Service upon audit of his tax returns as "excess parachute payments," as such phrase is defined in Section 280G of the Code.

                  (b) For the purpose of this Agreement, a "CHANGE OF CONTROL" shall be deemed to have occurred if (i) any Person (other than (A) the Company or any subsidiary, (B) any pension, profit sharing, employee stock ownership or other employee benefit plan of the Company or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity or (C) any Person who is directly or indirectly controlled by Warren Kanders or the Executive) is or becomes, after the date of this Agreement, the beneficial owner of 50.1% or more of the total voting power of the voting securities of Langer, (ii) during any period of up to two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election or appointment by the Board of Directors or nomination or recommendation for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) a merger or consolidation of the Company is consummated with any other entity, (other than a merger or consolidation with an entity which is directly or indirectly controlled by Warren Kanders or the Executive or which would result in the Voting Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50.1% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding), or
(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a majority of the Company's operating assets.

         13.      Deleted

         14.      NOTICES.

         Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, (b) upon receipt of electronic confirmation, if sent by facsimile transmission, (c) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (c) on the next business day, if mailed by an overnight mail service to the parties,

if to Langer:                                        if to the Executive:

       The Langer Biomechanics Group, Inc.             Mr. Andrew H. Meyers
       450 Commack Road                                 31 The Birches
       Deer Park, NY 11729                              Roslyn Estates, NY 11576
       Attn.: Burtt Ehrlich                             Facsimile: 516-484-0312
       Facsimile: (516) 631-667-1203

Copies of all notices to Langer or the Executive under this Agreement shall be sent to:

                             Herrick, Feinstein LLP
                             2 Park Avenue
                             New York, NY 10016
                             Attn: Lawrence M. Levinson, Esq.
                             Facsimile: (212) 592-1500

or at such other address or facsimile number as either party may from time to time specify to the other.

         15.      MISCELLANEOUS.

                  (a) SUCCESSORS; BINDING EFFECT; THIRD PARTY BENEFICIARIES. In the event of a future disposition by Langer (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets, Langer will require any successor, by agreement in form and substance reasonably satisfactory to the Executive or by operation of law, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Langer would be required to perform if no such disposition had taken place. As used in this Agreement, "Langer" shall mean Langer as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         This Agreement is personal to the Executive and, without the prior written consent of Langer, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution with respect to the Executive's rights, if any, to be paid or receive benefits hereunder. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. Except for the foregoing, this Agreement shall not create any rights in favor of any party other than the parties hereto or their respective successors and assigns.

                  (b) LAW GOVERNING; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the principles of conflicts of law). Langer and the Executive each agrees that the federal or state courts located in the State of New York shall have exclusive jurisdiction in connection with any dispute arising out of this Agreement. Any litigation proceeding under this Agreement shall be confidential in nature to the fullest extent permitted by applicable law.

                  (c) SEVERABILITY. If any provision of this Agreement, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants set forth herein is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable.

                  (d) HEADINGS. The headings of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

                  (e) ACTS AND DOCUMENTS. The parties agree to do, sign and execute all acts, deeds, documents and corporate proceedings necessary or desirable to give full force and effect to this Agreement.

                  (f) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

                  (g) MODIFICATIONS AND WAIVERS. No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing and signed by the Executive. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  (h) ENTIRE AGREEMENT. This Agreement, together with the other Executive Agreements, constitute the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements, negotiations and discussions between the parties hereto, there being no extraneous agreements. This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first set forth above.

                                    EXECUTIVE

                                    /s/  Andrew H. Meyers
                                    ----------------------------------
                                    Andrew H. Meyers



                                    THE LANGER BIOMECHANICS GROUP, INC.

                                    By: /s/ Stephen V. Ardia
                                       --------------------------------
                                           Name:  Stephen V. Ardia
                                           Title: Chairman of the Board

                                   SCHEDULE A

                                PRIOR INVENTIONS

1.       Light weight, compact orthotic device for controlling knee instability
         - Patent # 4,802,466

2.       Orthotic device for controlling knee instability - Patent # 4,803,975

3.       Knee joint hinge for brace Patent # 5,286,250

4.       Shoulder pad brace - Patent # 4,654,893

                                    EXHIBIT A

                             STOCK OPTION AGREEMENT